Exhibit 99.1

Company Contacts:
Stoney M. (“Mit”) Stubbs, Jr., CEO
F. Dixon McElwee, Jr., CFO
Email: ir@ffex.net
(214) 630-8090

Frozen Food Express Industries, Inc. Elects
New Director

Dallas, Texas, November 10, 2005 — On November 9, 2005, the Board of Directors of Frozen Food Express Industries, Inc. (Nasdaq: FFEX) elected Stoney R. (“Russell”) Stubbs as a director of the Company. Mr. Stubbs was also appointed as a Senior Vice President of the Company.

Mr. Stubbs, 42, has served as president of Lisa Motor Lines, Inc., a wholly-owned subsidiary of the Company based in Fort Worth, Texas, since 1999. He joined the Company’s primary operating subsidiary, FFE Transportation Services, Inc., during 1986 as a management trainee upon his graduation from Texas A&M University, and served in various capacities at the Company prior to being named president of Lisa Motor Lines.

Mr. Stubbs is the son of Stoney M. Stubbs, Jr., chairman and CEO of the Company. “Russell brings valuable skills and industry knowledge to our board, and will be a strong addition”, commented Mr. Stubbs, Jr. “Presently, he serves as a member of the board of directors for the Truckload Carriers Association, is chairman-elect and a member of the board for the Texas Motor Transport Association (“TMTA”) and also is chairman of the board of trustees for the TMTA Foundation.”

About FFEX
Frozen Food Express Industries, Inc. is the largest publicly-owned, temperature-controlled carrier of perishable goods (primarily food products, health care supplies and confectionery items) on the North American continent. Its services extend from Canada, throughout the 48 contiguous United States, and into Mexico. The refrigerated trucking company is the only one serving this market that is full-service - providing full-truckload, less-than-truckload and dedicated fleet transportation of refrigerated and frozen products. Its refrigerated less-than-truckload operation is also the largest on the North American continent. The company also provides full-truckload transportation of non-temperature-sensitive goods through its non-refrigerated trucking fleet, American Eagle Lines. Additional information about Frozen Food Express Industries, Inc. can be found at the company’s web site, www.ffex.net.